Exhibit 99.1

PRESS RELEASE	MEDIA INQUIRES:
FOR IMMEDIATE RELEASE	Richard Smith, TriCo Bancshares, (530) 898-0300
Geraud Smith, Valley Republic Bancorp, (661) 371-2000

TriCo Bancshares and Valley Republic Bancorp
Announce Receipt of Regulatory Approvals for Merger

CHICO, Calif.—TriCo Bancshares (Nasdaq: TCBK) (“TriCo”) and Valley Republic Bancorp (OTC: VLLX) (“Valley”) today announced that all required regulatory approvals for the mergers of Valley into TriCo and Valley Republic Bank into Tri Counties Bank have been received. The transaction is scheduled to close on or around March 25, 2022, subject to the satisfaction or waiver of the remaining customary closing conditions set forth in the merger agreement between TriCo and Valley.

“We are pleased to have received all regulatory approvals to merge two strong companies with complementary business models and a high level of cultural alignment. We’ll be even better together for our clients, teammates, communities and shareholders,” said TriCo Chairman and CEO Richard Smith.

“We will build upon our community- and client-driven cultures and work to ensure a positive experience for all stakeholders,” said Valley President and CEO Geraud Smith. “Following months of thoughtful collaborative planning, we are well-prepared to execute a successful integration.”

With the addition of Valley, on a pro forma combined basis, TriCo would have total assets of approximately $10.1 billion, total loans outstanding of approximately $5.7 billion, and total deposits of approximately $8.6 billion as December 31, 2021.

About TriCo Bancshares
TCBK is a bank holding company established in 1974. Tri Counties Bank is a wholly-owned subsidiary of TriCo Bancshares (NASDAQ: TCBK) headquartered in Chico, California, providing a unique brand of customer Service with Solutions available in traditional stand-alone and in-store bank branches in communities throughout California. Tri Counties Bank provides an extensive and competitive breadth of consumer, small business and commercial banking financial services, along with convenient around-the-clock ATMs, online and mobile banking access. Brokerage services are provided by Tri Counties Advisors through affiliation with Raymond James Financial Services, Inc. Visit www.TriCountiesBank.com to learn more.

About Valley Republic Bancorp
Valley is a bank holding company formed in 2016. Valley Republic Bank, established in 2009, is a wholly owned subsidiary of Valley Republic Bancorp, headquartered in Bakersfield, California. Valley Republic Bank is a full-service, community bank with three full-service banking offices in Bakersfield, one full-service banking office in Delano, and a loan production office in Fresno. Valley Republic Bank emphasizes professional, high quality banking services provided to a wide range of businesses and professionals. The bank also provides a full complement of banking services that are available to individuals and non-profit organizations. Visit www.valleyrepublicbank.com to learn more.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily subject to risks and uncertainties and although they reflect TriCo’s and Valley’s current expectations with respect to the timing of the closing of the mergers, no assurances can be given that the mergers will be completed as or when indicated above. Such risk and uncertainties include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement or that could cause the bank regulatory agencies to revoke their approvals of the transaction. Additional factors that could cause results to differ materially from those described above can be found in TriCo’s Annual Report on Form 10-K for the year ended December 31, 2021, as updated by its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (the “SEC”), which are available in the “Investor Relations” section of TriCo’s website, https://www.tcbk.com/investor-relations. Pro forma amounts are not forecasts and may not reflect actual results. TriCo is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements except to the extent required by applicable law or regulation, whether as a result of new information, future events, or otherwise, except as required by law.